Exhibit 99.1

Hawthorn Bancshares Announces Second Quarter Earnings

Jefferson City, Mo. — August 14, 2014 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the second quarter ended June 30, 2014.

Net income for the current quarter was $2.1 million, compared to $1.8 million for the second quarter of 2013. The Company earned $0.40 per diluted common share for the three months ended June 30, 2014, versus $0.29 for the second quarter of 2013 after deducting accrued dividends and normal and accelerated discount accretion on preferred stock totaling $0.3 million for the three months ended June 30, 2013. As a result of the Company’s May 2013 full repayment of its preferred stock, there was no deduction from net income for accrued dividends and discount accretion for the current quarter.

For the current quarter, the annualized return on average common equity was 10.83% and the annualized return on average assets was 0.72% compared with 8.13% and 0.62%, respectively, for the same period in 2013.

On a year to date basis, the Company generated net income of $4.1 million for 2014, compared to $1.7 million for 2013. Income available to common shareholders was $4.1 million for 2014 compared to $1.1 million for 2013. On a diluted earnings per common share basis, the Company generated $0.78 for the six months ended June 30, 2014 compared to $0.20 per common share for the same period in 2013.

Commenting on earnings performance, Chairman David T. Turner said, “Hawthorn’s positive earnings performance trend is continuing as evidenced by second quarter results. Loan demand is increasing and net interest income levels remain strong. Due to improving credit quality, no loan loss provision was made for the three months ended June 30, 2014. Non-interest income was lower for second quarter 2014 compared to second quarter 2013 due to reduced residential real estate mortgage activity and investment security gains realized in the prior year quarter; but the variance was partially offset by favorable changes in other real estate and repossessed asset expenses.”

Net Interest Income

Net interest income for the quarter ended June 30, 2014 remained unchanged from the same period in 2013 at $9.8 million despite slightly lower earning assets due to maintaining a strong net interest margin at 3.70% for the quarter compared to 3.66% for second quarter 2013.

Non-Interest Income and Expense

Non-interest income for the three months ended June 30, 2014 was $2.2 million compared to $3.1 million for the same period in 2013. The decrease was attributed to lower gain on sale of mortgage loans driven by lower real estate refinancing activity primarily the result of higher interest rates experienced during the second quarter of 2014 as compared to 2013 and investment security gains of $0.3 million realized in 2013.  Non-interest expense for the three months ended June 30, 2014 was $8.8 million compared to $9.3 million for second quarter 2013. The favorable variance was largely attributed to lower losses recognized on other real estate and foreclosed assets for second quarter 2014 compared to the same period in 2013.

Allowance for Loan Losses

The Company’s level of non-performing loans was 4.36% of total loans at June 30, 2014, up slightly from 4.21% at year-end 2013. During the quarter ended June 30, 2014, the Company recognized net charge-offs of $0.7 million compared to $0.2 million for the second quarter of 2013. The Company provided $1.0 million to the allowance for loan losses for the second quarter of 2013, but no provision was made for second quarter 2014 after management concluded that the reserve level was commensurate with risks in the loan portfolio. The allowance for loan losses at June 30, 2014 was $12.2 million, or 1.42% of outstanding loans and 32.53% of non-performing loans. At December 31, 2013, the allowance for loan losses was $13.7 million, or 1.63% of outstanding loans and 38.84% of non-performing loans. The allowance for loan losses represents management’s best estimate of probable losses contained in the loan portfolio as of June 30, 2014.

Financial Condition

Comparing June 30, 2014 balances with December 31, 2013, total assets increased $30.4 million to $1.171 billion. The largest driver in asset growth was loans, net of allowance for loan losses, increasing 2.4% to $845.3 million driven by increasing loan demand. Investment securities also accounted for a portion of the asset growth with investment securities increasing 4.6% to $219.6 million. Cash and due from banks also increased 20.4% to $34.2 million. Total deposits increased 3.3% to $988.5 million. During the same period, stockholders’ equity increased 6.9% to $79.5 million or 6.8% of total assets. The total risk based capital ratio of 15.55% and the leverage ratio of 9.00% at June 30, 2014, respectively, far exceed minimum regulatory requirements of 8.00% and 3.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

($000)

Balance sheet information:	June 30, 2014	December 31, 2013
Loans, net of allowance for loan losses	$845,311	$825,828
Investment securities	219,615	209,986
Total assets	1,170,544	1,140,122
Deposits	988,450	956,471
Total stockholders’ equity	79,525	74,380

	Three Months	Three Months
Statement of income information:	Ended June 30, 2014	Ended June 30, 2013
Total interest income	$11,125	$11,592
Total interest expense	1,278	1,777
Net interest income	9,847	9,815
Provision for loan losses	0	1,000
Noninterest income	2,183	3,088
Noninterest expense	8,811	9,281
Pre-tax income	3,219	2,622
Income taxes	1,121	810
Net income	2,098	1,812
Dividends & accretion on preferred stock issued to U.S. Treasury	0	320
Net income available to common shareholders	$2,098	1,492
Earnings Per Common Share:
Basic:	$0.40	$0.29
Diluted:	$0.40	$0.29

	Six Months	Six Months
Statement of income information:	Ended June 30, 2014	Ended June 30, 2013
Total interest income	$22,089	$23,137
Total interest expense	2,588	3,593
Net interest income	19,501	19,544
Provision for loan losses	0	2,000
Noninterest income	4,269	6,096
Noninterest expense	17,518	21,216
Pre-tax income	6,252	2,424
Income taxes	2,167	748
Net income	4,085	1,676
Dividends & accretion on preferred stock issued to U.S. Treasury	0	615
Net income available to common shareholders	$4,085	$1,061
Earnings Per Common Share:
Basic:	$0.78	$0.20
Diluted:	$0.78	$0.20

FINANCIAL SUMMARY (Continued)

(unaudited)

Key financial ratios:	June 30, 2014	June 30, 2013
Return on average assets (YTD)	0.71%	0.29%
Return on average common equity (YTD)	10.75%	2.88%
	June 30, 2014	December 31, 2013
Allowance for loan losses to total loans	1.42%	1.63%
Nonperforming loans to total loans	4.36%	4.21%
Nonperforming assets to loans and foreclosed assets	5.68%	5.87%
Allowance for loan losses to nonperforming loans	32.53%	38.84%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Kathleen Bruegenhemke

Senior Vice President, Investor Relations

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.

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